As filed with the Securities and Exchange Commission on June 29, 2010

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

___________________________

FORM S-3

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

FIRST BANCORP
(Exact Name of Registrant as Specified in its Charter)

North Carolina
(State or Other Jurisdiction of Incorporation or Organization)

56-1421916
(I.R.S. Employer Identification Number)

341 North Main Street, P.O. Box 508, Troy, North Carolina 27371-0508
(Address of Principal Executive Offices, Including Zip Code)

(910) 576-6171
(Telephone Number of Principal Executive Offices, Including Area Code)

Jerry L. Ocheltree
President and Chief Executive Officer First Bancorp
341 North Main Street
P.O. Box 508
Troy, North Carolina 27371-0508
(910) 576-6171
(Name, Address and Telephone Number of Agent for Service)

______________________________

Copy to:
Henry H. Ralston
Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street, Suite 1900
Charlotte, North Carolina  28246
(704) 377-2536

Approximate date of commencement of proposed sale to public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐                                                                           Accelerated filer ☒

Non-accelerated filer ☐                                                                           Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered (1), (2)	Proposed Maximum Offering Price Per Unit (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (2), (3)
Common Stock, no par value per share	130,000 shares	$15.08	$1,960,400	$139.78

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also relates to an indeterminate number of additional shares of common stock issuable with respect to the shares registered hereunder in the event of a stock split, stock dividend or other similar transaction.

(2)
Does not include shares of common stock previously registered on Registration Statement No. 333-71431 on Form S-3, as amended, Registration Statement No. 333-117575 on Form S-3, and Registration Statement No. 333-150099 on Form S-3.  Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus that forms a part of this Registration Statement shall also relate to 181,000 shares of common stock, which became 271,500 shares pursuant to a subsequent stock split, previously registered for issuance and sale pursuant to Registration Statement No. 333-71431, as amended, 120,000 shares of common stock, which became 180,000 shares pursuant to a subsequent stock split, previously registered for issuance and sale pursuant to Registration Statement No. 333-117575, and 175,000 shares of common stock previously registered for issuance and sale pursuant to Registration Statement No. 333-150099.  Registration fees in the amount of $1,149.47, $455.36, and $141.00, respectively, were previously paid to the Securities and Exchange Commission in connection with these previously registered shares.

(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) based on the average of the high and low reported sales price of First Bancorp common stock on the Nasdaq Global Select Market on June 28, 2010.

INTRODUCTORY STATEMENT NOT FORMING
PART OF THE PROSPECTUS

Pursuant to Rule 429 under the Securities Act of 1933, as amended, this Registration Statement contains a combined prospectus that also relates to the Registration Statements on Form S-3 (Registration Nos. 333-150099, 333-117575, and 333-71431) previously filed by the Registrant with the Securities and Exchange Commission.

PROSPECTUS
First Bancorp

756,500 Shares of Common Stock

DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN
(As Amended and Restated)

As a service to registered shareholders of our common stock, we are pleased to offer the First Bancorp Dividend Reinvestment and Common Stock Purchase Plan (as amended and restated, the “Plan”).  The Plan is designed to promote long-term ownership in us by providing a convenient and inexpensive way:

•	to reinvest all or a portion of your cash dividends in additional shares of our common stock; and

•	to purchase our common stock through optional cash payments.

The shares issued pursuant to the Plan may be newly issued shares purchased from us or previously issued shares purchased in the open market or through privately negotiated transactions or from other participants in the Plan.  The price to be paid for newly issued shares or shares purchased from other participants will be an amount equal to the fair market value on the date such shares are purchased.  The price for any open market or privately negotiated purchases will be the weighted average price of such shares paid by the administrator of the Plan based on your allocable portion of the shares purchased over a particular period, plus a proportionate share of brokerage commission incurred thereon.  Brokerage commissions have not typically been paid in past open market transactions, except for nominal transaction fees that have not exceeded $100 per year in the aggregate for all shares acquired.

This prospectus is being offered to prospective participants in the Plan, who should retain this prospectus for future reference.  You may enroll in the Plan by completing an authorization form and returning it to Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016, Attention:  First Bancorp Dividend Reinvestment Plan Administrator.  If you participate in the Plan, you may terminate participation at any time.  If you do not wish to participate in the Plan, you do not need to take any action, and you will continue to receive cash dividends, if, as and when declared.

IF YOU PARTICIPATE IN THE PLAN, YOU WILL BE PURCHASING SHARES OF OUR COMMON STOCK AND SHOULD CONSIDER CAREFULLY THE RISK FACTORS IDENTIFIED ON PAGE 3.
___________

This prospectus covers 756,500 shares of our common stock available for purchase under the Plan.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “FBNC.”  On June 28, 2010, the last reported sales price was $15.10 per share.

Our headquarters are located at 341 North Main Street, Troy, North Carolina 27371, and our telephone number is (910) 576-6171.

__________
June 29, 2010

Investments in our common stock are not guaranteed or insured by anyone, including the Federal Deposit Insurance Corporation or any other federal or state governmental agency.  Unlike checking and savings accounts, an investment in our common stock involves investment risks, including the potential loss of your entire investment.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved any of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC.  This prospectus does not contain all of the information set forth in the Registration Statement, portions of which we have omitted as permitted by the rules and regulations of the SEC.  Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete.  If the SEC’s rules and regulations require that a contract or document be filed as an exhibit to the Registration Statement, we refer you to the copy of the contract or document filed as an exhibit to the Registration Statement for a complete description.  You should rely only on the information in our prospectus and the documents that are incorporated by reference.  We have not authorized anyone else to provide you with different information.  We are not offering these securities in any state where the offer is prohibited by law.  You should not assume that the information in our prospectus or any incorporated document is accurate as of any date other than the date of the document.  References to “we,” “us” or “our” refer to First Bancorp and its directly or indirectly owned subsidiaries, unless the context otherwise requires.

SUMMARY

The Company

First Bancorp, or the Company, is a bank holding company.  The principal activity of the Company is the ownership and operation of First Bank, a state-chartered bank with its main office in Troy, North Carolina.  The Company also owns and operates a nonbank subsidiary, Montgomery Data Services, Inc., a data processing company.  These subsidiaries are fully consolidated for financial reporting purposes.  The Company is also the parent to a series of statutory business trusts organized under the laws of the State of Delaware that were created for the purpose of issuing trust preferred debt securities.  The Company’s outstanding debt associated with these trusts was $67.0 million at December 31, 2009 and 2008, respectively.

The Company was incorporated in North Carolina on December 8, 1983, as Montgomery Bancorp, for the purpose of acquiring 100% of the outstanding common stock of First Bank through a stock-for-stock exchange.  On December 31, 1986, the Company changed its name to First Bancorp to conform its name to the name of First Bank, which had changed its name from Bank of Montgomery to First Bank in 1985.  First Bank was organized in North Carolina in 1934 and began banking operations in 1935 as the Bank of Montgomery, named for the county in which it operated.  As of December 31, 2009, First Bank operated in a 36-county area centered in Troy, North Carolina.  Troy, population 3,500, is located in the center of Montgomery County, approximately 60 miles east of Charlotte, 50 miles south of Greensboro, and 80 miles southwest of Raleigh.  First Bank conducts business from 91 branches covering a geographical area from Little River, South Carolina to the southeast, to Wilmington, North Carolina to the east, to Kill Devil Hills, North Carolina to the northeast, to Radford, Virginia to the north, to Wytheville, Virginia to the northwest, and to Harmony, North Carolina to the west.  First Bank also has a loan production office in Blacksburg, which is located in southwestern Virginia and represents First Bank’s furthest location to the north of Troy.  Of First Bank’s 91 branches, 77 are in North Carolina, with nine branches in South Carolina and five branches in Virginia (where First Bank operates under the name “First Bank of Virginia”).  Ranked by assets, First Bank was the sixth largest bank headquartered in North Carolina as of December 31, 2009.

On June 19, 2009, First Bank acquired substantially all of the assets and liabilities of Cooperative Bank, which had been closed earlier that day by regulatory authorities.  Cooperative Bank operated through 24 branches located primarily in the coastal region of North Carolina.  In connection with the acquisition, First Bank assumed assets with a book value of $959 million, including $829 million in loans and $706 million in deposits.  The loans and foreclosed real estate purchased are covered by loss share agreements between the Federal Deposit Insurance Corporation (FDIC) and First Bank, which afford First Bank significant loss protection.  The Company recorded a gain of $67.9 million as a result of this acquisition.

First Bank has two wholly owned subsidiaries, First Bank Insurance Services, Inc. (“First Bank Insurance”) and First Troy SPE, LLC.  First Bank Insurance was acquired as an active insurance agency in 1994 in connection with the Company’s acquisition of a bank that had an insurance subsidiary.  On December 29, 1995, the insurance agency operations of First Bank Insurance were divested.  From December 1995 until October 1999, First Bank Insurance was inactive.  In October 1999, First Bank Insurance began operations again as a provider of non-FDIC insured investments and insurance products.  Currently, First Bank Insurance’s primary business activity is the placement of property and casualty insurance coverage.  First Troy SPE, LLC, which was organized in December 2009, is a holding entity for certain foreclosed properties.

The Company’s principal executive offices are located at 341 North Main Street, Troy, North Carolina  27371-0508, and its telephone number is (910) 576-6171.

The Plan

The Plan offers our shareholders a simple and convenient method of reinvesting cash dividends to purchase additional shares of our common stock, as well as of purchasing shares through optional cash payments.  Registrar and Transfer Company, a New Jersey corporation, has been appointed the administrator of the Plan to act as plan administrator for shareholders electing to participate in the Plan.

The dividends and optional cash payments invested pursuant to the Plan will be used to purchase newly issued shares of common stock from us or to purchase shares of common stock in the open market or privately negotiated transactions or from other participants in the Plan.  The price of newly issued shares of common stock purchased from us or shares purchased from other participants shall be an amount equal to the fair market value (as determined pursuant to the Plan) of such shares on the date on which such shares are purchased.  The price at which the plan administrator shall be deemed to have purchased shares for a participant’s account in the open market or privately negotiated transactions will be the weighted average price of such shares paid by the plan administrator for the participant’s allocable portion of shares purchased over a particular period that common stock was purchased, plus the participant’s proportionate share of any brokerage commissions incurred thereon.  Each participant’s share of brokerage commissions may be less than he might incur individually because the plan administrator will buy shares in volume.  Brokerage commissions have not typically been paid in past open market transactions, except for nominal transaction fees that have not exceeded $100 per year in the aggregate for all shares acquired.  Dividends will be reinvested on a quarterly basis, and optional cash payments will be invested on a monthly basis.

You may enroll in the Plan by completing an authorization form and returning it to Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016, Attention: First Bancorp Dividend Reinvestment Plan Administrator.  You may obtain an authorization form from Registrar and Transfer Company at the preceding address, or from the Company by writing to First Bancorp, P.O. Box 508, Troy, North Carolina 27371, Attention: Anna G. Hollers.  You may terminate participation in the Plan at any time.  If you do not wish to participate in the Plan, you will continue to receive cash dividends, if and when paid, by check.

RISK FACTORS

Before choosing to invest in our common stock, we urge you to carefully consider the risk factors contained under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, which risk factors are incorporated by reference into this prospectus, as well as the following factors, each of which could affect our financial results and the performance of our common stock, as well as the information contained in the rest of this prospectus:

•	competitive pressure in the banking industry may increase significantly;

•	changes in the interest rate environment may reduce margins;

•	general economic conditions, either national or regional, may be less favorable than expected, resulting in, among other things, deterioration of asset quality;

•	changes may occur in the regulatory environment;

•	changes may occur in business conditions and inflation; and

•	changes may occur in the securities markets.

FORWARD-LOOKING STATEMENTS

Certain statements contained in or incorporated by reference into this prospectus could be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  We intend such statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.   Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact.   Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate, “plan,” “project,” or other statements concerning opinions or judgment of the Company and its management about future events.  Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of our customers, our level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions, and also include the matters discussed above under “Risk Factors” as well as risk factors incorporated by reference into this prospectus.

USE OF PROCEEDS

We do not know the number of shares of our common stock that will ultimately be purchased pursuant to the Plan, or the prices at which such shares will be purchased.  The proceeds from original issuances by us of our common stock to participants under the Plan will be used for general corporate purposes.  We will not receive any proceeds when shares of our common stock are purchased in the open market or privately negotiated transactions or from other Plan participants.

DESCRIPTION OF THE PLAN

The following description of the Plan does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Plan.  We will provide copies of the Plan upon request to Anna G. Hollers, First Bancorp, Post Office Box 508, Troy, North Carolina 27371-0508, telephone (910) 576-6171.  The Plan initially became effective in 1993, and was amended and restated effective January 26, 1999.  Capitalized terms used in this description have the same meaning given to them in the Plan, unless the context requires otherwise.

1.
All holders of record of our common stock are eligible to participate in the Plan.  Beneficial owners of common stock whose shares are held for them in registered names other than their own, such as in the names of brokers, bank nominees or trustees, should, if they wish to participate in the Plan, either arrange for the holder of record to join the Plan or have the shares they wish to enroll in the plan transferred to their own names.

2.
Any holders of record of our common stock may elect to become a participant in the Plan by returning to the plan administrator a properly completed authorization form, which appoints the plan administrator as agent for the participant and:

(a)	authorizes us to pay to the plan administrator for the participant’s account all cash dividends payable on the common stock that the participant has enrolled in the Plan;

(b)
authorizes the plan administrator to retain for credit to the participant’s account any cash dividends and any shares of common stock distributed as a non-cash dividend or otherwise on the shares of common stock purchased pursuant to the Plan (“Plan Shares”) and credited to the participant’s account and to distribute to the participant any other non-cash dividend paid on the Plan Shares; and

(c)
authorizes the plan administrator to apply such cash dividends and/or any optional cash payments made by the participant pursuant to Paragraph 5 below to the purchase of shares of common stock in accordance with the terms and conditions of the Plan.

3.	After receipt of the properly completed authorization form, the plan administrator will open an account under the Plan as plan administrator for the participant and will credit to such account:

(a)
all cash dividends received by the plan administrator from us on shares of common stock registered in the participant’s name and enrolled in the Plan by the participant, commencing with the first dividends paid after receipt of the authorization form by the plan administrator, provided that the authorization form is received at least five (5) business days prior to a dividend record date;

(b)	all optional cash payments received from the participant pursuant to Paragraph 5 below;

(c)	all full or fractional Plan Shares purchased for the participant’s account after making appropriate deduction for the purchase price of such shares;

(d)	all cash dividends received by the plan administrator on any full or fractional Plan Shares credited to the participant’s account;

(e)	any shares of common stock distributed by us as a dividend or otherwise on Plan Shares credited to the participant’s account; and

(f)	any shares of common stock transferred by the participant pursuant to Paragraph 10 below.

4.
Cash dividends and optional cash payments held for a participant’s Plan account will be commingled with the cash dividends and optional cash payments held for all other accounts under the Plan and will be applied to the purchase of common stock.  The plan administrator will make arrangements to use reinvested dividends to purchase common stock on a quarterly basis, on or about the applicable dividend payment date.  The plan administrator will make arrangements to use optional cash payments to purchase common stock at least once monthly, on or about the 25th day of each calendar month.  In the discretion of the plan administrator, purchases of common stock made with reinvested cash dividends may be made together with purchases of common stock made with optional cash payments in those months that cash dividends are paid.  In any case, purchases may be made over a number of days to meet the requirements of the Plan.  No interest will be paid on any dividends or optional cash payments.

Shares needed to meet the requirements of the Plan may be acquired on any securities exchange on which the common stock is traded or in the over-the-counter market (together, the “open market”), in negotiated transactions or by purchasing shares being sold under the Plan by other participants.  In addition, in our discretion and subject to requirements of the SEC, shares may be purchased directly from us to be issued from authorized but unissued shares.  If the plan administrator makes purchases in the open market or privately negotiated transactions, a participant’s price per share will be the weighted average price of shares purchased over the relevant period to satisfy Plan requirements, plus the participant’s proportionate share of the brokerage commission incurred by the plan administrator in connection with purchases of Plan Shares during such period.  If the plan administrator purchases shares directly from us or from other participants, a participant’s price per share will be the fair market value of the common stock on the day the shares are purchased.  “Fair market value” with respect to any day means the average of the high and low asked prices for shares of common stock, or in the absence of such information, as determined by the plan administrator on the basis of such market quotations or other market information as it deems appropriate.

A participant’s account will be credited with a number of shares of common stock equal to the amount of cash dividends and/or optional cash payments invested on behalf of the participant, divided by the applicable price per share of common stock, with fractional shares computed to at least four decimal places.  Certificates for shares of common stock purchased under the Plan will not customarily be issued to the participants.  Instead, the plan administrator will hold all shares in the name of one of its nominees, and the shares of common stock that a participant buys under the Plan will be credited to and maintained in the participant’s Plan account.  This feature protects against loss, theft or destruction of stock certificates.  The participant will receive a periodic statement from the plan administrator detailing the status of the participant’s holdings.

In certain circumstances, the lack of shares available for purchase, compliance with banking and securities laws, the observance of rules and regulations of governmental regulatory bodies or other conditions may result in delays or temporary curtailment or suspension of purchases of common stock under the Plan.  Typically, purchases will resume when shares are again available or when purchases are again permitted.

If, for any reason, the plan administrator does not acquire shares of the common stock within thirty-five (35) days of receipt of optional cash payments or thirty (30) days after the dividend date for dividend reinvestments, the plan administrator shall remit such cash amounts to the participant promptly after such thirty-fifth (35th) or thirtieth (30th) day.

Because the plan administrator will arrange for the purchase of shares on behalf of the Plan, neither we nor any participant in the Plan has the authority or power to control either the timing or pricing of shares purchased or the selection of the broker making the purchase.  Therefore, participants will not be able to time precisely their purchases through the Plan and will bear the market risk associated with fluctuations in the price of our common stock.  It is possible that the market price of the common stock could go up or down before the broker purchases stock with the participant’s funds.

5.
The participant may at any time deposit with the plan administrator for credit to his account optional cash payments in amounts not less than twenty-five ($25.00) and not greater than two thousand five hundred dollars ($2,500.00) during any dividend quarter.  Each optional cash payment must be accompanied by the stock purchase form furnished by the plan administrator.  The plan administrator will commingle the funds credited to a participant’s account with optional cash payments credited to all accounts under the Plan and will apply such funds to the purchase of shares of common stock as described in Paragraph 4 above.  Payments received less than five (5) business days prior to the 25th of a month will not be invested until the following month on or about the 25th of that month.

6.	The plan administrator will mail to each participant a statement summarizing transactions in his account for each period in which there is activity.

7.
The plan administrator may hold the Plan Shares of all participants together in its name or in the name of its nominee.  No certificates will be delivered to a participant for Plan Shares except upon written request or upon termination of the account.  A participant may request certificates for any full shares credited to his account at any time.  No certificates will be delivered for fractional shares.  Accounts under the Plan will be maintained in the name in which the participant’s certificates are registered when the participant enrolls in the Plan, and certificates for full shares will be similarly registered when issued to the participant.  Certificates will be registered and issued in names other than the account name, subject to compliance with any applicable laws and payment by the participant of any applicable fees and taxes, provided that the participant makes a written request therefor in accordance with our usual requirements for the registration of a transfer of our common stock.

8.
The automatic reinvestment of dividends does not relieve the participant of any income tax that may be payable on such dividends.  The plan administrator will comply with all applicable Internal Revenue Service requirements concerning the filing of information returns for dividends credited to each account under the Plan, and such information will be provided to the participant by a duplicate of that form or in a final statement of account for each calendar year.  With respect to participants whose dividends are subject to United States domestic or foreign income tax withholding, the plan administrator will comply with all applicable Internal Revenue Service requirements concerning the amount of tax to be withheld, which will be deducted from the dividends prior to investment.

9.
The plan administrator will forward, as soon as practicable, any proxy solicitation materials to the participant.  The plan administrator will vote any full and/or fractional Plan Shares that it holds for the participant’s account in accordance with the participant’s directions.  If a participant does not return a signed proxy to the plan administrator, the plan administrator will not vote such shares.

10.
A participant may transfer any issued shares of common stock held of record in his name to the plan administrator or the plan administrator’s nominee and such shares will be held by the plan administrator for his account as Plan Shares subject to the terms and conditions of this Agreement.

11.
A participant may terminate his account at any time by giving a written notice of termination to the plan administrator.  Any such notice of termination received by the plan administrator less than five (5) business days prior to a dividend record date will not become effective until dividends paid on the dividend payable date have been invested.  The plan administrator may terminate a participant’s account upon written notice to the participant if there is less than one whole share remaining in the participant’s account and the participant is not a registered shareholder of any shares of common stock for which dividends have been designated for Plan reinvestment.  Upon termination, the participant may elect in writing to receive certificates representing the full Plan Shares credited to his account and cash in lieu of fractional shares or he may elect in writing to receive cash for all the full and fractional Plan Shares credited to his account.  If no written election is made at the time the plan administrator receives the written notice of termination from the participant or prior to expiration of the thirty (30) days notice period when the plan administrator terminates a participant’s account, certificates will be issued for all full Plan Shares and the participant will receive cash for any fractional shares.  When the participant terminates his account, certificates will be issued within thirty (30) days of the notice of termination being given by such participant.

In the event a participant elects to receive cash for the Plan Shares credited to his account, the plan administrator will, as soon as practicable after receipt of a written request, sell such Plan Shares and deliver to the participant the proceeds of the sale (with such sales proceeds being delivered not later than thirty (30) days after the plan administrator’s receipt of such request), less any brokerage commissions and any other costs of sale.  Any full shares and fractional interests in shares may be aggregated and sold with those of other terminating participants.  The proceeds to each participant, in such case, will be the average sale price of all shares so aggregated and sold less the participant’s pro rata share of any brokerage commissions and other costs of sale.  Such sales may, but need not, be made by purchase for other participants’ accounts under the Plan, in which case the sale price per share of our common stock will be as reported by the principal stock exchange, or other appropriate market as determined by the plan administrator, on which the stock is traded on the day of receipt by the plan administrator of the notice of termination or, if the stock is not traded on the date of receipt, the mean between the bid and asked price or such other market quotation as the plan administrator may deem appropriate on such date.

In all terminations, fractional interests held in the participant’s account and not otherwise aggregated and sold will be purchased by the plan administrator for cash at a price deemed to be the closing sale price per share of our common stock as reported by the principal stock exchange, or other appropriate market as determined by the plan administrator, on which the stock is traded on the date of receipt by the plan administrator of the notice of termination or, if the stock in not traded on the date of such receipt, such closing sale price on the next prior date that it was so traded.

12.
A participant may at any time, without terminating participation in the Plan, withdraw any or all full shares credited to his account by sending written instructions to the plan administrator.  A withdrawal form is provided on the reverse side of the detachable bottom portion of the plan statement.  The participant may request that certificates be issued for a specified number of full shares or that a specified number of full shares be sold and a check issued for the net proceeds.

13.
If at any time a participant ceases to be a record holder of common stock other than due to transfer of shares to the plan administrator to be held for his account pursuant to Paragraph 10 above, the plan administrator, at our direction, may mail a written notice to such participant requesting instructions as to the disposition of stock in the participant’s account under the Plan.  If within thirty (30) days of mailing such notice the plan administrator does not receive instructions from the participant, the plan administrator, may, at our direction, terminate the participant’s account.

14.
Participants must notify the plan administrator promptly in writing of any change of address.  Notices or statements from the plan administrator to the participant may be given or made by letter addressed to the participant at his last address of record with the plan administrator and any such notice or statement shall be deemed given or made when received by the participant or five (5) days after mailing, whichever occurs earlier.

15.
Participants shall not sell, pledge, hypothecate, assign, or transfer any Plan Shares held for their accounts by the plan administrator, nor shall any participant have any right to draw checks or drafts against his account.  The plan administrator has no obligation to follow any instructions of a participant with respect to the Plan Shares or any cash held in his account except as expressly provided under the terms and conditions of the Plan.

16.
We will either pay directly or reimburse the plan administrator for the costs of administering the Plan, including but not limited to the costs of printing and distributing Plan literature to record holders of common stock, forwarding proxy solicitation material to participants, and mailing confirmations of account transactions, account statements, and other notices to participants, and reasonable clerical expenses associated therewith.  As discussed above in Paragraphs 4 and 11, each participant will share proportionately in brokerage commissions incurred by the plan administrator in transactions involving Plan Shares; there will be no brokerage commissions for newly issued shares purchased from us.

17.
Neither we nor the plan administrator or its nominee(s) shall be liable hereunder for any action taken in good faith or for any good faith omission to act, including without limitation any claims of liability:

(a)
arising out of failure to terminate the participant’s account upon the participant’s death, prior to receipt of written notice of such death accompanied by documentation satisfactory to the plan administrator;

(b)	with respect to the price at which Plan Shares are either purchased or sold for the participant’s account or the timing of, or terms on which, such purchases or sales are made; or

(c)	for the market value or fluctuations in market value before or after the purchase of Plan Shares credited to the participant’s account.

We agree to indemnify and hold harmless the plan administrator and its nominee(s) from all taxes, charges, expenses, assessments, claims, and liabilities, and any costs incident thereto, arising under federal or state law from the plan administrator’s or our acts or omissions to act in connection with the Plan; provided that neither the plan administrator nor its nominee(s) shall be indemnified against any liability or costs incident thereto arising out of the plan administrator’s or its nominee’s own willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties under the Plan.

18.
All purchases of common stock pursuant to the Plan will be made by the plan administrator as the independent plan administrator of the Plan and neither we nor any of our affiliates will have any authority or power to direct the time and price at which securities may be purchased pursuant to the Plan, the amount of securities to be purchased, or the selection of any broker or dealer through whom purchases are to be made.  Notwithstanding the foregoing, subject to requirements of the SEC and the provisions of Paragraph 4, we may direct the plan administrator as to whether shares should be purchased directly from us or from other sources.  The plan administrator will continue to operate the Plan only so long as the plan administrator neither directly nor indirectly controls or is controlled by us or our affiliates and is not under common control with us or our affiliates.  We and the plan administrator agree that, in the event that any person serves simultaneously as a director of the plan administrator or any affiliate of the plan administrator and also as our director or a director of any of our affiliates, such director will undertake to abstain from participating in any decisions relating to the Plan or the purchase or sale of securities pursuant to the Plan.

19.
We or the plan administrator may terminate the Plan at any time.  The terms and conditions of the Plan may be amended by us or the plan administrator, with our concurrence, at any time, provided that we may make such an amendment only once in any six (6) month period.  No waiver or modification of the terms or conditions of the Plan shall be deemed to be made by the plan administrator unless in writing and signed by an authorized representative of the plan administrator, and any waiver or modification shall apply only to the specific instance involved.

Such amendments as may be required from time to time due to changes in or new rules and regulations under the federal securities laws may be made by the plan administrator prior to notice to each participant.

20.
The Plan, the authorization form incorporated therein and made by reference a part of the Plan, and the accounts of participants maintained by the plan administrator under the Plan shall be governed by and construed in accordance with the internal laws of the State of North Carolina.

PLAN OF DISTRIBUTION

The shares of common stock offered hereby will be offered directly to participants without underwriters, as described in this prospectus.  Newly issued shares that are purchased from us and shares purchased from other participants will be priced at fair market value, and no commissions or fees will be payable in connection with such purchases.  If shares are purchased in the open market or in privately negotiated transactions, the price will be the weighted average price of such shares paid for the participant’s allocable portion of shares purchased over a particular period, plus the participant’s proportionate share of any brokerage commissions incurred.  Brokerage commissions have not typically been paid in past open market transactions, except for nominal transaction fees that have not exceeded $100 per year in the aggregate for all shares acquired.

WHERE YOU CAN FIND MORE INFORMATION;
INCORPORATION BY REFERENCE

We file annual, quarterly and special reports, proxy statements and other information with the SEC.  You may read and copy any document that we file with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, DC 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains an Internet site that contains our reports, proxy statements and other information.  You may access this information through the SEC’s EDGAR database at the SEC’s Internet site, http://www.sec.gov.  In addition, you can find information about us and links to our SEC filings on our Internet site, http://www.firstbancorp.com.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it.  This means that we can disclose important business and financial information in our SEC filings by referring you to the documents containing this information.  All information incorporated by reference is part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any later incorporated information.  Any information that we subsequently file with the SEC that is incorporated by reference will automatically update and supersede any previous information that is part of this prospectus.  We incorporate by reference the information and documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

•	our Quarterly Report on Form 10-Q for the three months ended March 31, 2010;

•	our Current Reports on Form 8-K filed on February 16, 2010, February 25, 2010, March 25, 2010, May 17, 2010, and May 26, 2010;

•	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on April 8, 1987; and

•
all documents subsequently filed by us with the SEC pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered by this Registration Statement have been sold or that deregisters all securities then remaining unsold.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document (which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

This prospectus is part of a Registration Statement on Form S-3 that we have filed with the SEC relating to the shares offered by this prospectus.  As permitted by SEC rules, this prospectus does not contain all the information contained in the Registration Statement and accompanying exhibits and schedules we file with the SEC.  You may refer to the Registration Statement, the exhibits and schedules for more information about us and our common stock.  The Registration Statement, exhibits and schedules also are available at the SEC’s Public Reference Rooms or through its EDGAR database on the Internet.

You may obtain, at no cost, a copy of the documents incorporated by reference into this prospectus by writing us at the following address:

First Bancorp
341 North Main Street
Post Office Box 508
Troy, North Carolina 27371-0508
Attention:  Corporate Secretary

You may also call to request copies, at no cost, of the documents incorporated by reference into this prospectus.  Telephone requests should be directed to (910) 576-6171.

LEGAL MATTERS

Certain legal matters with respect to the shares of common stock offered under the Plan will be passed upon for us by Robinson, Bradshaw & Hinson, P.A., Charlotte, North Carolina.  As of March 31, 2010, members of Robinson, Bradshaw & Hinson, P.A. beneficially owned less than 1% of the Company’s common stock.

EXPERTS

The consolidated financial statements of the Company and its subsidiaries as of December 31, 2009 and 2008 and for each of the years in the three-year period ended December 31, 2009 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of Elliott Davis, PLLC, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Dividend Reinvestment and Common Stock
Purchase Plan
(As Amended and Restated)

756,500 Shares
Common Stock

FIRST BANCORP

PROSPECTUS

June 29, 2010

PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution.

The estimated expenses in connection with the offering are as follows.  Other than the SEC registration fee, all items shown are estimates.

SEC Registration Fee	$140
Transfer Agent Fees Printing and Engraving	500
Legal Fees and Expenses	5,000
Accounting Fees and Expenses	1,200
Plan Administrator Fees	500
Miscellaneous	200
Total:	$7,540

Item 15.   Indemnification of Directors and Officers.

Section 55-2-02 of the North Carolina Business Corporation Act (the “Business Corporation Act”) enables a corporation in its articles of incorporation to eliminate or limit, with certain exceptions, the personal liability of a director for monetary damages for breach of duty as a director.  No such provision is effective to eliminate or limit a director’s liability for (i) acts or omissions that the director at the time of the breach knew or believed to be clearly in conflict with the best interests of the corporation, (ii) improper distributions as described in Section 55-8-33 of the Business Corporation Act, (iii) any transaction from which the director derived an improper personal benefit or (iv) acts or omissions occurring prior to the date the exculpatory provision became effective.  The Company’s articles of incorporation, as amended, limit the personal liability of its directors to the fullest extent permitted by the Business Corporation Act, as amended from time to time.  Any repeal or modification of this provision by the Company’s shareholders will not adversely affect any limitation on the personal liability of a director of the Company existing at the time of the repeal or modification.

Sections 55-8-50 through 55-8-58 of the Business Corporation Act permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or nonstatutory scheme of indemnification.  Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative, because of the fact that such person was or is a director of the corporation, or is or was serving at the request of such corporation as a director of another corporation or enterprise.  This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director (i) conducted himself in good faith, (ii) reasonably believed (a) that any action taken in his official capacity with the corporation was in the best interests of the corporation or (b) that in all other cases his conduct was not opposed to the corporation’s best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.  Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by a majority vote of a quorum of the board of directors (excluding any director party to the proceeding at question), a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55 of the Business Corporation Act.  Under the statutory scheme, a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding in which the director was adjudged liable on the basis of having received an improper personal benefit.  Pursuant to Section 55-8-56 of the Business Corporation Act, a corporation may also indemnify officers, employees or agents under this statutory scheme.

Sections 55-8-52 and 55-8-56 of the Business Corporation Act require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was, or was threatened to be, made a party because he is or was a director or officer of the corporation.  Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is entitled to mandatory indemnification under Section 55-8-52 of the Business Corporation Act or is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

In addition to, and notwithstanding the conditions of and limitations on, the indemnification described above under the statutory scheme, Section 55-8-57 of the Business Corporation Act permits a corporation, in its articles of incorporation or bylaws, by contract or by resolution, to indemnify, or agree to indemnify, any of its directors, officers, employees or agents against liability and expenses (including counsel fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation.

In addition, Section 55-8-57 of the Business Corporation Act authorizes a corporation to purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such a person, whether or not the corporation is otherwise authorized by the Business Corporation Act to indemnify that person.  The Company has purchased and maintains such insurance.

The Company’s amended and restated bylaws provide that the Company shall indemnify to the fullest extent permitted by law any person who at any time serves or has served as a director, officer, employee or agent of the Company against reasonable expenses (including attorneys’ fees) incurred or reasonable payments made in connection with any pending, threatened or completed civil, criminal, administrative or investigative action, suit or proceeding, whether or not brought by or on behalf of the Company, by reason of the fact that he is or was a director, officer, employee or agent of the Company or serves or served any other enterprise as a director, officer, employee or agent at the request of the Company.  The rights of any director or officer include advancement of expenses to the fullest extent from time to time permitted by law.  The bylaws state that the right of indemnification is not exclusive of other rights to which such person may be entitled, and that the right inures to the legal representatives of such person.  The Company also has separate indemnification agreements with various current and past directors and officers.

Item 16.   List of Exhibits.

3.1.a
Articles of Incorporation of First Bancorp and amendments thereto, filed as Exhibits 3.a.i through 3.a.v to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 and Exhibits 3.1 and 3.2 to the Company’s Current Report on Form 8-K filed January 13, 2009, are incorporated herein by reference

3.1.b*	Articles of Amendment to Articles of Incorporation of First Bancorp (filed June 11, 2010)
4.1	Form of Common Stock Certificate, filed as Exhibit 4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, is incorporated herein by reference
5.1*	Opinion of Robinson, Bradshaw, & Hinson, P.A., regarding legality of common stock
23.1*	Consent of Robinson, Bradshaw, & Hinson, P.A. (included in Exhibit 5.1)
23.2*	Consent of Elliott Davis, PLLC

* Filed herewith

Item 17.   Undertakings.

The undersigned hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the Registration Statement, or is contained in the form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in this Registration Statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the Company pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Company will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the Company relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the Company or used or referred to by the Company;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the Company or its securities provided by or on behalf of the Company; and

(iv)	any other communication that is an offer in the offering made by the Company to the purchaser.

(6)
That, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, North Carolina, on the 29th day of June, 2010.

FIRST BANCORP
(Registrant)

By:	/s/ Jerry L. Ocheltree
Jerry L. Ocheltree
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jerry L. Ocheltree Jerry L. Ocheltree	President, Chief Executive Officer, Treasurer and Director	June 29, 2010
/s/ Anna G. Hollers Anna G. Hollers	Executive Vice President, Chief Operating Officer and Secretary	June 29, 2010
/s/ Eric P. Credle Eric P. Credle	Executive Vice President and Chief Financial Officer	June 29, 2010
/s/ Daniel T. Blue, Jr. Daniel T. Blue, Jr.	Director	June 29, 2010
/s/ Jack D. Briggs Jack D. Briggs	Director	June 29, 2010
/s/ R. Walton Brown R. Walton Brown	Director	June 29, 2010
/s/ David L. Burns David L. Burns	Director	June 29, 2010
/s/ John F. Burns John F. Burns	Director	June 29, 2010
/s/ Mary Clara Capel Mary Clara Capel	Director	June 29, 2010
/s/ James C. Crawford, III James C. Crawford, III	Director	June 29, 2010
/s/ R. Winston Dozier R. Winston Dozier	Director	June 29, 2010
/s/ James G. Hudson, Jr. James G. Hudson, Jr.	Director	June 29, 2010

/s/ Richard H. Moore Richard H. Moore	Director	June 29, 2010
/s/ George R. Perkins, Jr. George R. Perkins, Jr.	Director	June 29, 2010
/s/ Thomas F. Phillips Thomas F. Phillips	Director	June 29, 2010
/s/ Frederick L. Taylor II Frederick L. Taylor II	Director	June 29, 2010
/s/ Virginia C. Thomasson Virginia C. Thomasson	Director	June 29, 2010
Goldie H. Wallace	Director	June 29, 2010

/s/ Dennis A. Wicker Dennis A. Wicker	Director	June 29, 2010
/s/ John C. Willis John C. Willis	Director	June 29, 2010